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                                                                    EXHIBIT 99.1

WEDNESDAY JUNE 2, 8:09 AM EASTERN TIME

COMPANY PRESS RELEASE

         MEN'S WEARHOUSE AND K&G MEN'S CENTER COMPLETE MERGER AGREEMENT

FREMONT, Calif.--(BUSINESS WIRE)--June 2, 1999--Men's Wearhouse, Inc. (Nasdaq/NMS:SUIT - news) and K&G Men's Center, Inc.(Nasdaq/NMS:MENS - news) said today that K&G shareholders voted to approve the proposed merger with Men's Wearhouse at K&G's shareholder meeting in Atlanta.

Under terms of the transaction, K&G shareholders will receive approximately 4.4 million shares of Men's Wearhouse common stock based on a conversion of .43 shares of Men's Wearhouse common stock for each share of K&G common stock. There is no assumption of any significant debt and Men's Wearhouse will account for this transaction as a pooling-of-interest.

"This transaction provides Men's Wearhouse a major presence in the opening price point category, a sector which is responsible for a significant portion of men's tailored apparel and sportswear sales," said David Edwab, president of Men's Wearhouse.

"We will record one-time charges related to the transaction and the closing of overlapping store locations when we release second quarter earnings; excluding such items we anticipate this transaction will be accretive to shareholders for all of fiscal 1999," he added.

Founded in 1973, Men's Wearhouse operates 550 stores in the U.S. and Canada and is one of North America's largest specialty retailers of men's tailored business attire. The stores carry a full selection of designer, brand name and private label suits, sport coats, furnishings and accessories. The company also operates the second largest manufacturing facility of men's suits and sport coats in Canada.

K&G Men's Center, Inc. is a superstore retailer of a complete line of men's apparel and accessories and presently operates 34 stores in 16 states. Men's Wearhouse reported sales of $767.9 million in fiscal 1998, which does not include revenues from the Moores stores, as the combination with Moores did not close until after the end of fiscal 1998. K&G reported sales of $139.2 million in fiscal 1998.

For more information on Men's Wearhouse, contact the company on the World Wide Web at www.menswearhouse.com.

This press release contains forward-looking information. The forward-looking statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include the company's intent to open new stores and future financial performance and may be significantly impacted by various factors, including unfavorable local, regional and national economic developments, severe weather conditions, aggressive advertising or



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marketing activities of competitors and other factors described herein and in the company's annual report on Form 10-K for the year ended Jan. 30, 1999 filed with the Securities and Exchange Commission.


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Contact:

     The Men's Wearhouse, Fremont
     Neill Davis, 713/592-7200